STOCK PURCHASE AGREEMENT

by and among

IAKONA, INC.,

JASON KULPA

and

ALL AD ACQUISITION INC.

for

all of the outstanding capital stock of

AD AUTHORITY, INC.

dated as of

November 14, 2007

TABLE OF CONTENTS

PAGE

EXHIBITS

SCHEDULES

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of November 14, 2007, by and among IAKONA, INC., a California corporation ("Iakona"), Jason Kulpa, an individual resident in San Diego, California and the owner of all the issued and outstanding capital stock of Iakona ("Jason Kulpa", and together with Iakona, the "Seller"), ALL AD ACQUISITION INC., a Delaware corporation ("Buyer") and, solely for purposes of Section 9.3 hereof, DUNCAN CAPITAL PARTNERS LLC ("Duncan Capital").

WITNESSETH:

WHEREAS, Iakona owns all of the issued and outstanding shares of capital stock of Ad Authority, Inc., a Delaware corporation (the "Company");

WHEREAS, the Company is engaged in the business of internet advertising (the "Business");

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the 9,000,000 shares of common stock, $0.001 par value per share, of the Company (the "Common Stock" or the "Shares") issued and outstanding on the Closing Date (as defined in Section 2.1 hereof), upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to Seller's willingness to enter into this Agreement, Buyer and Seller have entered into an Escrow Agreement, in substantially the form attached hereto as Exhibit A (the "Escrow Agreement"), pursuant to which Buyer has funded $100,000 into an escrow account as liquidated damages owing to Seller in the event of a termination of this Agreement in accordance with Section 8.2(b) hereof;

WHEREAS, on or prior to the Closing Date, Jason Kulpa shall enter into an employment agreement (the "Employment Agreement") and related agreements with the Company, in the forms attached hereto as Exhibit B; and

WHEREAS, on or prior to the Closing Date, the employees of the Company listed on Exhibit C hereto (the "Specified Employees") shall each enter into an employment agreement, a Non-Compete and Non-Solicitation Agreement and related agreements with the Company.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements, undertakings and obligations set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE

SECTION 1.1 Sale and Purchase. Upon the terms and subject to the conditions set forth in this Agreement and on the basis of the representations, warranties, covenants, agreements, undertakings and obligations contained herein, at the Closing (as defined

in Section 2.1 hereof), Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller, the Shares, free and clear of any and all Liens (as defined in Section 3.2(b) hereof), for the consideration specified in this Article I.

SECTION 1.2 Purchase Price. The purchase price for the Shares shall be $8,000,000 plus a number of shares of Buyer in accordance with Section 1.3(b) hereof (together, the "Purchase Price"). The Purchase Price shall be paid in accordance with Section 1.3 hereof.

SECTION 1.3 Payment of Purchase Price. At the Closing, Buyer will deliver (or cause to be delivered) to Seller:

(a) The sum of $8,000,000 in immediately available funds by wire transfer to an account specified by Seller in writing to Buyer not later than three (3) Business Days prior to Closing. For purposes of this Agreement, the term "Business Day" shall mean any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in The City of New York.

(b) The right to receive such number of shares of common stock that equal 20% of the combined outstanding common stock of the Company and Rightside Holdings, Inc., an internet media investment and management firm ("Rightside"), calculated as of the Closing Date on a fully diluted basis and inclusive of the shares reserved for issuance pursuant to Section 5.10 hereof.

ARTICLE II

THE CLOSING

SECTION 2.1 Closing. The closing (the "Closing") of the sale and purchase of the Shares (the "Stock Purchase") and the other transactions provided for herein shall take place at the offices of Greenberg Traurig, LLP, Met Life Building, 200 Park Avenue, New York, New York 10166 at 10:00 A.M. (New York City time) on the third (3rd) Business Day following satisfaction or, if permissible, waiver of the conditions set forth in Article VI of this Agreement (excluding those conditions which by their nature are to be satisfied as a part of the Closing) or at such other place, time or date as the parties hereto may agree (the time and date of the Closing being herein referred to as the "Closing Date").

SECTION 2.2 Deliveries by Seller to Buyer. On the Closing Date, Seller shall deliver, or cause to be delivered, to Buyer the following:

(a) a certificate or certificates evidencing all of the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer and with any requisite stock transfer tax stamps properly affixed thereto;

(b) the certificates and other documents and instruments to be delivered pursuant to Section 6.1 hereof;

(c) a "good standing" certificate or telegram for the Company, and a copy of the Certificate of Incorporation and all amendments thereto (or equivalent document) of the Company, in each case certified by the Secretary of State of Delaware, dated as of a date within five (5) days prior to the Closing Date;

(d) each fully executed Ancillary Agreement to which it is a party; and

(e) such other closing documents as Seller and Buyer shall reasonably agree.

The term "Ancillary Agreements" means the Escrow Agreement, the Employment Agreement and the Non-Compete and Non-Solicitation Agreements and any other agreement or instrument to be entered into in connection with the transactions contemplated by this Agreement and said other agreements.

SECTION 2.3 Deliveries by Buyer to Seller. On the Closing Date, Buyer shall deliver, or cause to be delivered, to Seller the following:

(a) the Purchase Price, in accordance with Section 1.3 hereof;

(b) the certificates and other documents and instruments to be delivered pursuant to Section 6.2 hereof;

(c) each fully executed Ancillary Agreement to which it is a party; and

(d) such other closing documents as Seller and Buyer shall reasonably agree.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

As used herein, (i) any reference to any event, change or effect being "material" with respect to the Company means an event, change or effect which is material in relation to the condition (financial or otherwise), properties, business, operations, prospects, assets or results of operations of the Company, and (ii) the term "Material Adverse Effect" on the Company means a material adverse effect on the condition (financial or otherwise), properties, business, operations, assets or results of operations of the Company.

Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

SECTION 3.1 Organization and Good Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to

own or use the properties or assets that it purports to own or use, and to perform all of its respective obligations under all Applicable Contracts (as defined in Section 3.5(c) hereof). Subject to Schedule 3.1(a) of the Disclosure Schedule, the Company is duly qualified or licensed to do business as a foreign corporation and is in good standing as a foreign corporation in each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such licensing, qualification or good standing, except for any failure to so license, qualify or be in such good standing, which, when taken together with all other such failures, has not had, does not have and could not reasonably be expected to have a Material Adverse Effect on the Company.

(b) Seller has made available or delivered to Buyer a true and complete copy of the Company's Certificate of Incorporation and By-laws, each as amended to date (collectively, the "Company's Organizational Documents"). The Company's Organizational Documents so delivered are in full force and effect.

(c) The Company has no Subsidiaries.

SECTION 3.2 Capitalization.

(a) The authorized capital stock of the Company consists solely of 10,000,000 shares of Common Stock, of which 9,000,000 shares of Common Stock are issued and outstanding. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable and have been issued in compliance with all applicable federal and state securities laws.

(b) Seller is and shall be on the Closing Date the sole record and beneficial owner and holder of the Shares, free and clear of all Liens. For purposes of this Agreement, the term "Liens" shall mean any charges, claims, community property interests, conditions, conditional sale or other title retention agreements, covenants, easements, encumbrances, equitable interests, exceptions, liens, mortgages, options, pledges, reservations, rights of first refusal, security interests, servitudes, statutory liens, variances, warrants, or restrictions of any kind, including any restrictions on use, voting, transfer, alienation, receipt of income, or exercise of any other attribute of ownership.

(c) Except as set forth in Schedule 3.2(c) of the Disclosure Schedule, there are no shares of capital stock or other securities of the Company (i) reserved for issuance or (ii) subject to preemptive rights or any outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or other instruments outstanding or in effect giving any Person the right to acquire any shares of capital stock or other securities of the Company or any commitments of any character relating to the issued or unissued capital stock or other securities of the Company. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter ("Voting Debt"). For purposes of this Agreement, the term "Person" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company,

Governmental Entity (as defined in Section 3.4 hereof), joint venture, estate, trust, association, organization or other entity of any kind or nature.

SECTION 3.3 Corporate Authority. Seller has the full legal right, requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform fully, its obligations under this Agreement and each Ancillary Agreement to which it is a party and to allow it to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and each Ancillary Agreement to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of Seller and no other corporate proceeding with respect to Seller is necessary to authorize this Agreement, such Ancillary Agreements or the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller and constitutes, and upon the execution and delivery by Seller of the Ancillary Agreements to which it is a party, such Ancillary Agreements will constitute, valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms.

SECTION 3.4 Governmental Filings and Consents. Except as set forth in Schedule 3.4 of the Disclosure Schedule, no notices, reports, submissions or other filings (collectively, "Filings") are required to be made by Seller with, nor are any consents, registrations, approvals, declarations, permits, expiration of any applicable waiting periods or authorizations (collectively, "Consents") required to be obtained by Seller or the Company from, any foreign, federal, state, local, municipal, county or other governmental, quasi-governmental, administrative or regulatory authority, body, agency, court, tribunal, commission or other similar entity (including any branch, department or official thereof) ("Governmental Entity"), in connection with the execution or delivery by Seller of this Agreement or any of the Ancillary Agreements to which it is a party, the performance by Seller of its obligations hereunder or thereunder, or the consummation by Seller of the transactions contemplated hereby or thereby.

SECTION 3.5 No Violations. Except as set forth in Schedule 3.5 of the Disclosure Schedule, the execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is a party does not, and the performance and consummation by Seller of any of the transactions contemplated hereby or thereby will not, with respect to each of Seller and the Company, directly or indirectly (with or without the giving of notice or the lapse of time or both):

(a) contravene, conflict with, or constitute or result in a breach or violation of, or a default under (i) any provision of the Certificate of Incorporation or By-laws (or equivalent documents) of Seller or the Company's Organizational Documents; or (ii) any resolution adopted by the Board of Directors (or similar governing body) or the stockholders of Seller or the Company;

(b) contravene, conflict with, or constitute or result in a breach or violation of, or a default under, or the acceleration of, or the triggering of any payment or other obligations pursuant to, any existing Benefit Plan (as defined in Section 3.10(a) hereof) or any grant or award made under any of the foregoing;

(c) contravene, conflict with, or constitute or result in a breach or violation of, or a default under, or the cancellation, modification or termination of, or the acceleration of, or the creation of a Lien on any material properties or assets owned or used by the Company pursuant to, or require the making of any Filing or the obtaining of any Consent under, any provision of any material agreement, license, lease, understanding, contract, loan, note, mortgage, indenture, promise, undertaking or other commitment or obligation (whether written or oral and express or implied) (a "Contract"), under which Seller or the Company is bound or is subject to any obligation or Liability (as defined in Section 3.19 hereof) or by which any of their respective assets owned or used are or may become bound (an "Applicable Contract"), in each case other than as set forth in Schedule 3.5(c) of the Disclosure Schedule; or

(d) contravene, conflict with, or constitute or result in a breach or violation of any Law (as defined below), award, decision, injunction, judgment, decree, settlement, order, process, ruling, subpoena or verdict (whether temporary, preliminary or permanent) entered, issued, made or rendered by any court, administrative agency, arbitrator, Governmental Entity or other tribunal of competent jurisdiction ("Order") or give any Governmental Entity or any other Person the right to challenge any of the transactions contemplated hereby or in the Ancillary Agreements or to exercise any remedy or obtain any relief under, any Law or any Order to which Seller or the Company, or any of the assets owned or used by the Company, are subject.

For purposes of this Agreement, the term "Law" shall mean any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, rule, standard, requirement, administrative ruling, order, ordinance, principle of common law, legal doctrine, code, regulation, statute, treaty or process. For purposes of this Agreement, the term "Governmental Authorization" shall mean any approval, franchise, certificate of authority, order, consent, judgment, decree, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.

SECTION 3.6 Financial Statements.

(a) Schedule 3.6(a) of the Disclosure Schedule contains the following financial statements (collectively, the "Financial Statements"): (i) audited balance sheet of the Company at December 31, 2005 (including the notes thereto, the "2005 Balance Sheet"), and the related audited statements of income, changes in stockholders' equity and cash flow for the fiscal year then ended, together with the report thereon of Green Hasson & Janks LLP, independent certified public accountants, (ii) audited balance sheet of the Company at December 31, 2006 (including the notes thereto, the "2006 Balance Sheet"), and the related audited statements of income, changes in stockholders' equity and cash flow for the fiscal year then ended, together with the report thereon of Green Hasson & Janks LLP, independent certified public accountants, and (ii) an unaudited balance sheet of the Company at July 31, 2007 (the "Interim Balance Sheet") and the related unaudited statements of income, changes in stockholders' equity and cash flow for the seven (7) months then ended, including in each case the notes thereto.

(b) Subject to Schedule 3.6(b) of the Disclosure Schedule, the Financial Statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity and cash flow of the Company at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods presented, subject, in the case of unaudited financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material in amount or effect) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet). As of their respective dates, the Financial Statements did not, and any financial statements subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(c) Subject to Schedule 3.6(c) of the Disclosure Schedule, the Financial Statements were compiled from and are in accordance with the books and records of the Company. For the period prior to December 6, 2004 (the date that Jason Kulpa became the Chief Executive Officer of the Company) (the "Determination Date"), the books and records (including the books of account, minute books, stock record books and other records) of the Company, all of which have been made available to Buyer, are, to the knowledge of Seller, true and complete, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described. For the period subsequent to the Determination Date, the books and records (including the books of account, minute books, stock record books and other records) of the Company, all of which have been made available to Buyer, are true and complete, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described. At the Closing, all of those books and records shall be in the possession of the Company.

SECTION 3.7 Absence of Certain Changes and Events. Except as set forth in Schedule 3.7 of the Disclosure Schedule, since December 31, 2006 through and including the date of this Agreement, the Company has conducted the Business only in, and has not engaged in any transaction other than according to, the ordinary and usual course of such business in a manner consistent with its past practice ("Ordinary Course of Business"), and there has not been any:

(a) change in the business, operations, properties, prospects, assets, or condition of the Company that has had, does have or could reasonably be expected to have a Material Adverse Effect on the Company;

(b) (i) change in the authorized or issued capital stock of the Company; (ii) grant of any new or amendment of any existing stock option, warrant, or other right to purchase shares of capital stock of the Company; (iii) issuance of any security convertible into the capital stock of the Company; (iv) grant of any registration rights in respect of the capital stock of the Company; (v) reclassification, combination, split, subdivision,

purchase, redemption, retirement, issuance, sale, or any other acquisition or disposition, directly or indirectly, by the Company of any shares of the capital stock of the Company; (vi) any amendment of any material term of any outstanding security of the Company; or (vii) declaration, setting aside or payment of any dividend (whether in cash, securities or other property) or other distribution or payment in respect of the shares of the capital stock of the Company;

(c) amendment or other change in the Company's Organizational Documents;

(d) (i) acquisition (including by way of merger, consolidation or acquisition of stock or assets) by the Company of any Person or any division thereof or material portion of the assets thereof; (ii) liquidation, dissolution or winding up of, or disposition of all or substantially all of the assets of, the Company; or (iii) organization of any new Company Subsidiary or joint venture by the Company;

(e) (i) increase in salary, bonus or other compensation (other than compensation increases made in the Ordinary Course of Business) of any employee, director or consultant of the Company; (ii) increase in benefits, material waivers or variations for the benefit of any such employee, director or consultant, material amendments, or payments or grants of awards that were not required, under any Benefit Plan (as defined in Section 3.10(a) hereof), or adoption or execution of any new Benefit Plan (other than any such events in the Ordinary Course of Business); or (iii) establishment or adoption of, or amendment to, any collective bargaining agreement;

(f) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, that has had, does have or could reasonably be expected to have a Material Adverse Effect on the Company;

(g) payment of, accrual or commitment for, capital expenditures in excess of $100,000 individually or $250,000 in the aggregate;

(h) except in each case in the Ordinary Course of Business, (i) incurrence of any Liability; (ii) making of any loans or advances; or (iii) payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements or subsequently incurred in the Ordinary Course of Business;

(i) (i) cancellation or waiver of any claims or rights with a value to the Company in excess of $100,000; (ii) settlement or compromise of any Action (as defined in Section 3.8(a) hereof) other than such Actions in which the amount paid in settlement or compromise, including the cost to the Company of complying with any provision of such settlement or compromise other than cash payments, does not exceed $100,000; or (iii) other than in the Ordinary Course of Business, modification, amendment or termination of any material Applicable Contract;

(j) material change in the (i) business organization of the Company (including all agency, brokerage and similar relationships of the Business); (ii) services provided by the officers, employees, agents or brokers of the Company; (iii) the

relationships and goodwill with customers, landlords, creditors, employees, agents, brokers and others having business relationships with the Company; or (iv) existing levels of insurance coverage of the Company;

(k) tax election made or changed, settlement of any material audit, filing of any amended Tax Returns (as defined in Section 3.9(n) hereof) or cancellation or termination of any insurance policy naming the Company as a beneficiary or loss-payable payee except in the Ordinary Course of Business;

(l) entrance into or amendment, renewal or extension of, any Contract of any type listed in Section 3.15 hereof; or

(m) agreement (whether written or oral and express or implied) by the Company to do any of the foregoing.

SECTION 3.8 Actions; Orders.

(a) Except as set forth in Schedule 3.8(a) of the Disclosure Schedule, there are no civil, criminal, administrative, investigative or informal actions, audits, demands, suits, claims, arbitrations, hearings, litigations, disputes, investigations or other proceedings of any kind or nature ("Actions") or Orders issued, pending or, to the knowledge of Seller or the Company, threatened, against Seller, the Company or any of its assets, at law, in equity or otherwise, in, before, by, or otherwise involving, any Governmental Entity, arbitrator or other Person that individually or in the aggregate, (i) have had, do have or could reasonably be expected to have a Material Adverse Effect on the Company or (ii) question or challenge the validity or legality of, or have the effect of prohibiting, preventing, restraining, restricting, delaying, making illegal or otherwise interfering with, this Agreement, any Ancillary Agreement, the consummation of the transactions contemplated hereby or thereby or any action taken or proposed to be taken by Seller or the Company pursuant hereto or in connection with the transactions contemplated hereby or thereby. To the knowledge of Seller or the Company, no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Action or the issuance of any such Order.

(b) Except as set forth in Schedule 3.8(b) of the Disclosure Schedule, there is no Order to which the Company or any of the assets owned or used by the Company, is subject.

SECTION 3.9 Taxes.

(a) Except as set forth in Schedule 3.9(a) of the Disclosure Schedule, (i) all Tax Returns that are or were required to be filed by or with respect to the Company have been filed on a timely basis (taking into account all extensions of due dates) in accordance with applicable Law, (ii) all Tax Returns referred to in clause (i) are true and complete in all respects, (iii) all Taxes due for the periods covered by such Tax Returns, including any Taxes payable pursuant to any assessment made by the Internal Revenue Service or other relevant taxing authority in respect of such periods, have been paid in full, and (iv) all estimated Taxes required to be paid in respect of the Company have been

paid in full when due in accordance with applicable Law. Seller has delivered or made available to Buyer true and complete copies of all Tax Returns filed by the Company since November 25, 2003, and Schedule 3.9(a) of the Disclosure Schedule contains a true and complete list of all such Tax Returns.

(b) Except as set forth in Schedule 3.9(b) of the Disclosure Schedule, (i) there is no material action, suit, proceeding, investigation, audit or claim now pending with respect to the Company in respect of any Tax, nor has any material claim for additional Tax been asserted in writing by any taxing authority since November 25, 2003, (ii) since November 25, 2003, no claim has been made in writing by any taxing authority in a jurisdiction where the Company has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction, and (iii) neither Seller nor the Company has given or been requested to give a waiver or extension (or is or could be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company is or is reasonably likely to be liable. Schedule 3.9(b) of the Disclosure Schedule contains a true and complete list of all examinations of all Tax Returns referred to in Section 3.9(a) hereof, including a reasonably detailed description of the nature of each examination, the adjustments made to such Tax Returns, and the resulting deficiencies asserted or assessments made by the Internal Revenue Service or the relevant state, local or foreign taxing authority.

(c) Except as set forth in Schedule 3.9(c) of the Disclosure Schedule, the charges, accruals and reserves with respect to Taxes provided in the Interim Balance Sheet are adequate (determined in accordance with GAAP) to cover the aggregate liability of the Company Taxes in respect of all Pre-Closing Tax Periods for which Tax Returns have not yet been filed or for which Taxes are not yet due and payable.

(d) There is no Tax sharing agreement, contract or intercompany account system in existence that would require any payment by the Company after the date of this Agreement. The Company has no liability for indemnification of third parties with respect to Taxes or any liability for Taxes as a transferee.

(e) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f) There are no Liens relating or attributable to Taxes with respect to, or in connection with, the assets of the Company other than Liens for current Taxes not yet due. There is no basis for the assertion of any claim for Taxes which, if adversely determined, would or is reasonably likely to result in the imposition of any Lien on the assets of the Company or otherwise adversely affect Buyer, the Company or their use of such assets.

(g) All Taxes that the Company is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required by applicable Law, have been paid to the proper Governmental Entity or other Person.

(h) Seller has provided Buyer with copies of all record retention agreements currently in effect between the Company and any taxing authority.

(i) The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) The Company has not been a member of an affiliated group (within the meaning of Code § 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or (ii) except as set forth in Section 3.9 of the Company Disclosure Schedule, has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(k) Except as set forth in Schedule 3.9(k) of the Disclosure Schedule, the Company will not be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state or local Tax law, or for any other reason.

(l) The Company has not been a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes.

(m) The Company has not entered into any transaction identified as a "reportable transaction" or "listed transaction" for purposes of Code Section 6707A(c) or Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(n) For purposes of this Agreement, the following terms shall have the following meanings:

"Code" means the Internal Revenue Code of 1986, as amended.

"Post-Closing Tax Period" means any taxable year or period that begins after the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period beginning after the Closing Date.

"Pre-Closing Tax Period" means any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

"Tax" means any Federal, state, local or foreign income, gross receipts, license, severance, occupation, capital gains, premium, environmental (including Taxes under Section 59A of the Code), customs, duties, profits, disability, registration, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment, insurance, social

security (or similar), excise, production, sales, use, value-added, occupancy, franchise, real property, personal property, business and occupation, mercantile, windfall profits, capital stock, stamp, transfer, workmen's compensation or other tax, fee or imposition of any kind whatsoever, including any interest, penalties, additions, assessments or deferred liability with respect thereto, and any interest in respect of such penalties, additions, assessments or deferred liability, whether or not disputed.

"Tax Return" means any return, report, notice, form, declaration, claim for refund, estimate, election, or information statement or other document relating to any Tax, including any schedule or attachment thereto, and any amendment thereof.

SECTION 3.10 Employee Benefits; ERISA. (a) Except as set forth in Schedule 3.10 of the Disclosure Schedule, the Company does not maintain, contribute nor is it required to contribute to any Benefit Plan.

(b) For purposes of this Agreement, the following term shall have the following meaning:

"Benefit Plan" means any profit-sharing, pension, severance, thrift, savings, incentive, change of control, employment, retirement, bonus, deferred compensation, group life and health insurance and other employee benefit plan, agreement, arrangement or commitment, which is maintained, contributed to or required to be contributed to by the Company on behalf of any current or former employee, director or consultant of the Company.

SECTION 3.11 Labor Matters. Except as set forth in Schedule 3.11 of the Disclosure Schedule, no material labor disturbance by the employees of the Company exists or, to the knowledge of Seller or the Company, is threatened.

SECTION 3.12 Compliance with Laws; Governmental Authorizations; etc.

(a) Except as set forth in Schedule 3.12(a) of the Disclosure Schedule:

(i) Each of Seller, with respect to its operation of the Company, and the Company is in full compliance with each Law (including Environmental Laws) that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of its assets;

(ii) no event has occurred or circumstance exists that could reasonably be expected to (with or without the giving of notice or the lapse of time or both) constitute or result, directly or indirectly, in a violation by Seller, with respect to its operation of the Company, or the Company of, or a failure on the part of Seller, with respect to its operation of the Company, or the Company to comply with, any Law; and

(iii) neither Seller nor the Company has received, at anytime, any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding any actual, alleged, possible, or potential

violation of, or failure on the part of Seller, with respect to its operation of the Company, or the Company to comply with, any Law.

(b) Except as set forth in Schedule 3.12(b) of the Disclosure Schedule, Seller, with respect to its operation of the Company, and the Company holds and maintains in full force and effect all Governmental Authorizations required to conduct the Business in the manner and in all such jurisdictions as it is currently conducted and to permit the Company to own and use its properties and assets in the manner in which it currently owns and uses such assets.

SECTION 3.13 Leased Real Property; Personal Property.

(a) Schedule 3.13(a) of the Disclosure Schedule contains a true and complete list of (i) each parcel of real property leased or subleased or otherwise occupied by the Company as tenant or subtenant (the "Leased Real Property" together with a true and complete list of all such leases, subleases or other similar agreements and any amendments, modifications or extensions thereto (the "Real Property Leases"), and (ii) all Liens relating to or affecting the Company's operations on any parcel of Leased Real Property. The Company does not own any parcel of real property.

(b) Subject to the terms of their respective Real Property Leases, the Company has a valid and subsisting leasehold estate in and the right to quiet enjoyment to the Leased Real Property for the full term of the lease thereof. Each Real Property Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company and of each other Person that is a party thereto, and except as set forth in Schedule 3.13(b) of the Disclosure Schedule, there is no, and neither Seller nor the Company has knowledge of any nor received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. The Company has not assigned, sublet, transferred, hypothecated or otherwise disposed of its interest in any Real Property Lease. No penalties are accrued and unpaid under any Real Property Lease.

(c) Seller has delivered to Buyer prior to the execution of this Agreement true and complete copies of all leases, and all amendments, modifications or extensions thereto, concerning the Leased Real Property.

(d) Except as set forth in Schedule 3.13(d) of the Disclosure Schedule, the improvements on the Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the knowledge of Seller and the Company, there are no condemnation or appropriation proceedings pending or threatened against any Real Property or the improvements thereon.

(e) Neither Seller nor the Company has any knowledge of any Action, actual or threatened, against Seller, the Company or the Real Property by any Person which would materially affect the future use, occupancy or value of the Real Property or any part thereof.

(f) Except as set forth in Schedule 3.13(f) of the Disclosure Schedule, he Company is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under Contract to use, all tangible personal property used in the conduct of its business, including all tangible personal property reflected on the Financial Statements for the period ended and tangible personal property acquired since, other than property disposed of since such date in the Ordinary Course of Business. All such tangible personal property is free and clear of all Liens, other than Liens set forth in Schedule 3.13(f) of the Disclosure Schedule, and is adequate and suitable for the conduct by the Company of the business presently conducted by them, and is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

SECTION 3.14 Customers.

(a) Schedule 3.14(a) sets forth a true, complete and correct list of (i) the top 20 customers of the Company (the "Top Customers") based on revenues for the fiscal year ended December 31, 2006 and (ii) a list of all material new customers since January 1, 2007.

(b) Except as set forth on Schedule 3.14(b), none of the Top Customers has terminated its relationship with the Company or threatened in writing to do so.

SECTION 3.15 Contracts; No Default.

(a) Except as set forth in Schedule 3.15(a) of the Disclosure Schedule, the Company is not a party to or bound by any Contract:

(i) evidencing indebtedness for borrowed money in excess of $25,000 or pursuant to which the Company has guaranteed (including guarantees by way of acting as surety, co-signer, endorser, co-maker, indemnitor or otherwise) any obligation in excess of $25,000 of any other Person;

(ii) prohibiting or limiting the ability of the Company (A) to engage in any line of business, (B) to compete with, obtain products or services from, or provide services or products to, any Person, (C) to carry on or expand the nature or geographical scope of the Business anywhere in the world or (D) to disclose any confidential information in the possession of the Company that is material to the Company's operations (and not otherwise generally available to the public);

(iii) with Seller or any director or officer of the Company (or any of their respective family members or Related Persons (as defined in Section 5.9(d) hereof)) or with any employee, agent, consultant, advisor, leased employee or representative for employment or for consulting or similar services or containing any severance or termination pay obligations other than such Contracts (A) which may be terminated upon no more than thirty (30) days' notice by, and in any case without penalty or cost to, the Company other than for services rendered or costs incurred through the date of termination or (B) which provide for annual payments and benefits aggregating no more than $25,000;

(iv) with any Related Person;

(v) pursuant to which it (A) leases from or to any other Person any tangible personal property or real property or (B) purchases materials, supplies, equipment or services and which, in the case of clauses (A) and (B), calls for future payments in excess of $50,000 in any year;

(vi) which is a partnership agreement, joint venture agreement or other Contract (however named) involving a sharing of profits, losses, costs or Liabilities by the Company with any other Person;

(vii) providing for the acquisition or disposition after the date of this Agreement of any portion of the Business or assets;

(viii) providing for a power of attorney on behalf of the Company;

(ix) involving a payment after the date hereof of an amount of money in excess of $50,000 and continuing (including mandatory renewals or extensions which do not require the consent of the Company) more than one year from its date and not made in the Ordinary Course of Business;

(x) relating to a mortgage, pledge, security agreement, deed of trust or other document granting a Lien over any real or personal asset or property owned by the Company;

(xi) that contains or provides for an express undertaking by the Company to be responsible for consequential damages, other than those entered in the Ordinary Course of Business; or

(xii) which is material to the Company pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933 (as amended, the "Securities Act").

Seller has delivered to Buyer a true and complete copy of each Contract identified or required to be identified in Schedule 3.15(a) of the Disclosure Schedule and each such Contract is in full force and effect and is valid and enforceable in accordance with its terms.

(b) Except as set forth in Schedule 3.15(b) of the Disclosure Schedule:

(i) the Company is, and at all times since December 31, 2006 has been, in compliance with all material terms and requirements of each Contract identified or required to be identified in Schedule 3.15(a) of the Disclosure Schedule;

(ii) to the knowledge of Seller and the Company, each other Person that has or had any obligation or Liability under any Contract identified or required to be identified in Schedule 3.15(a) of the Disclosure Schedule is, and at all times has been, in compliance with all material terms and requirements of each such Contract;

(iii) no event has occurred or circumstance exists that could reasonably be expected to (with or without the giving of notice or the lapse of time or both) contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract identified or required to be identified in Schedule 3.15(a) of the Disclosure Schedule; and

(iv) the Company has not given to or received from any other Person, at any time, any notice or other communication (whether oral or written) regarding any actual, threatened, alleged, possible, or potential violation or breach of, or default under, or cancellation of, any Contract identified or required to be identified in Schedule 3.15(a) of the Disclosure Schedule.

SECTION 3.16 Insurance.

(a) Schedule 3.17(a) of the Disclosure Schedule sets forth a true and complete list of all insurance policies or binders of fire, liability, workmen's compensation, motor vehicle, directors' and officers' liability, property, casualty, life and other forms of insurance owned, held by or applied for, or the premiums for which are paid by the Company. Seller has delivered or made available to Buyer (i) true and complete copies of such policies and binders and all pending applications for any such policies or binders and (ii) any statement by the auditors of the Financial Statements with regard to the adequacy of the coverage or of the reserves for claims. Notwithstanding anything to the contrary contained herein, the assets of the Company shall include any proceeds of any such policy and any benefits thereunder, and any claims by the Company in respect thereof, to the extent arising out of any such casualty to any asset of the Company occurring after the date hereof and prior to the Closing, and no such proceeds shall be divided, distributed or otherwise paid out of the Company.

(b) Except as set forth in Schedule 3.17(b) of the Disclosure Schedule, (i) the Company is, and has been, covered on an uninterrupted basis by valid and effective insurance policies or binders which are in the aggregate reasonable in scope and amount in light of the risks attendant to the business in which the Company is or has been engaged, (ii) all such policies or binders are in full force and effect, no notice of cancellation, termination, revocation or limitation or other indication that any insurance policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder, has been received with respect to any such policy and all premiums due and payable thereon have been paid in full on a timely basis and will continue in full force and effect through and following the Closing, (iii) there are no pending or, to the knowledge of Seller or the Company, threatened, material claims against such insurance by the Company as to which the insurers have denied liability, and (iv) there exist no material claims under such insurance policies or binders that have not been properly and timely submitted by the Company to its insurers.

SECTION 3.17 Environmental Matters (a) Except as set forth in Schedule 3.16 of the Disclosure Schedule, the Company is and has been conducted in full compliance with all applicable Environmental Laws.

(b) "Environmental Law" means (i) any Law or Governmental Authorization, (x) relating to the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, structures or any natural resource), or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as now or hereafter in effect. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the federal Solid Waste Disposal and the federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, Resources Conservation and Recovery Act, Safe Drinking Water Act and any similar state or local law, each as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose Liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

SECTION 3.18 Brokers and Finders. Except for the Persons set forth in Schedule 3.18 of the Disclosure Schedule, whose fees shall be paid by Buyer, no agent, broker, investment banker, intermediary, finder, Person or firm acting on behalf of Seller or the Company or which has been retained by or is authorized to act on behalf of Seller or the Company is or would be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from any of the parties hereto in connection with the execution of this Agreement or the Ancillary Agreements or upon consummation of the transactions contemplated hereby or thereby.

SECTION 3.19 No Undisclosed Liabilities. Except as set forth in Schedule 3.19 of the Disclosure Schedule, the Company has no Liabilities and there is no basis for any present or future Action against it giving rise to any Liability except for (i) Liabilities or obligations reflected or reserved against in the Balance Sheet, the Interim Balance Sheet, and (ii) Liabilities incurred in the Ordinary Course of Business since the respective dates thereof. Notwithstanding the foregoing, in no event shall the Company have as of the Closing Date on its balance sheet accounts payable in an aggregate amount greater than $90,000. For purposes of this Agreement, the term "Liability" shall mean any debt, liability, commitment or obligation of any kind, character or nature whatsoever, choate or inchoate, secured or unsecured, accrued, fixed, absolute, contingent or otherwise, and whether due or to become due, that is of a kind required to be disclosed on a Balance Sheet prepared in accordance with GAAP.

SECTION 3.20 Intellectual Property.

(a) For purposes of this Agreement, "Intellectual Property Assets" means all of the following, to the extent owned, licensed or used by the Company or any Subsidiary:

(i) all patents, patent applications, patent rights, and inventions and discoveries and invention disclosures worldwide (whether or not patented), including without limitation re-issues, continuations, continuations-in-part, renewals, or extensions (collectively, "Patents");

(ii) all trademarks, service marks, trade names, fictitious names, trade dress, logos, packaging design, slogans, Internet domain names, all of the foregoing whether or not registered, and all registrations and applications for any of the foregoing (collectively, "Marks");

(iii) all rights of copyright and all other intellectual property rights, proprietary rights, moral rights, and industrial property rights worldwide in and to all works of authorship in any medium now known or hereafter created and whether or not completed, published, or used, including without limitation all such rights in any work product, concepts, compilations, databases, ideas reduced to any tangible form, drafts, writings, plans, sketches, layouts, copy, designs, artwork, printed or graphic matter, promotions, commercials, video, films, photographs, illustrations, slides, musical compositions, mechanicals, audio and video recordings and other audiovisual works, transcriptions, software, source code, object code, binary code, software development documentation and programming tools, literary and artistic materials, all copyright registrations and applications for any of the foregoing whether created by the Company, its employees, agents or subcontractors, and all derivative works, translations, adaptations, or combinations of any of the foregoing (collectively, "Copyrights");

(iv) all know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, prototypes, techniques, Company designed reports, Beta testing procedures and Beta testing results (collectively, "Trade Secrets");

(v) all goodwill, franchises, licenses, permits, consents, approvals, technical information and claims of infringement against third parties (the "Rights");

(vi) all customer lists and telephone numbers, names of potential sales leads, business strategies, outside analysts' plans and reports, outlooks, forecasts and other similar documents (collectively, "Other Intangibles"); and

(vii) those services (including web hosting and application management), computer programs, solutions and related documentation sold, marketed, or provided by the Company as of the date hereof (collectively, the "Products").

(b) Ownership of Intellectual Property Assets. Except as set forth in Schedule 3.20(b) of the Disclosure Schedule, the Company is the exclusive owner of, and has good, valid and marketable title to, all of the Intellectual Property Assets free and clear of all Encumbrances, except as to those Intellectual Property Assets for which the Company holds a valid and enforceable license to use Intellectual Property Assets as currently used. Such Intellectual Property Assets represent all intellectual property or

proprietary rights currently used in the conduct of the Company's business. No claim is pending or, to Seller's knowledge, threatened in writing against the Company and/or its directors, officers, employees, and consultants, in their capacity as such, to the effect that (i) the right, title and interest of the Company in and to the Intellectual Property Assets is invalid or unenforceable by the Company or that any of the Intellectual Property Assets infringes, misappropriates, dilutes or otherwise violates the rights of a third party, or (ii) challenging the Company's ownership or use of, or the validity, enforceability or registrability of, any Intellectual Property Assets. To the knowledge of Seller, there exists no prior act or current conduct or use by Company that would give cause to any licensor of Intellectual Property Assets licensed to the Company to terminate or otherwise impair the rights of the Company pursuant to any such license agreement. Except as set forth in Schedule 3.20(b) of the Disclosure Schedule, the Company has not brought or threatened a claim against any person (A) alleging infringement, misappropriation, dilution or any other violation of the Intellectual Property Assets, or (B) challenging any person's ownership or use of, or the validity, enforceability or registrability of, any Intellectual Property Assets and, to the knowledge of Seller, there is no reasonable basis for a claim regarding any of the foregoing. All former and current employees of the Company have executed written instruments with the Company that assign to the Company or any Subsidiary such employee's rights to any inventions, improvements, discoveries or information relating to the business of the Company. All former and current employees of the Company have executed written instruments with the Company that assign to the Company or any Subsidiary such employee's rights to any internet-based domain name relating to the business of the Company. No current or former stockholder, director, officer, employee or contractor of Company (or any of their respective predecessors in interest) has or will have, after giving effect to the transactions contemplated by this Agreement, any right, title or interest in or to any of the Intellectual Property Assets. All Intellectual Property Assets were developed by either (x) employees of the Company within the scope of their employment, or (y) independent contractors who have assigned all of their rights in such Intellectual Property Assets to the Company pursuant to a written agreement.

(c) Patents. Schedule 3.20(c) sets forth a complete and accurate list of all Patents. All of the issued Patents owned by the Company are currently in compliance with formal legal requirements (including without limitation payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety (90) days after the Closing Date. In each case where a Patent is held by the Company by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office. No issued Patent has been or is now involved in any interference, reissue, re-examination or opposition proceeding. To the knowledge of Seller and the Company, there is no interfering patent or patent application of any third party.

(d) Trademarks. Schedule 3.20(d) sets forth a complete and accurate list of all Marks. All Marks that have been registered in any jurisdiction worldwide are currently in compliance with formal legal requirements (including without limitation the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions

falling due within ninety (90) days after the Closing Date. In each case where a Mark is held by the Company by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office. No registered Mark has been or is now involved in any opposition, invalidation or cancellation proceeding and, to Seller and Company's knowledge, no such action is threatened in writing with respect to any of the Marks. All products and materials containing a Mark bear the proper notice where permitted by Law. No Marks have been abandoned by the Company. To the knowledge of Seller or the Company, there has been no prior use of the Marks by any third party which would confer upon said third party superior rights in such Marks, and the Company has adequately policed the Marks against third party infringement so as to maintain the validity of such Marks.

(e) Copyrights. Schedule 3.20(e) sets forth a complete and accurate list of all Copyrights. All Copyrights that have been registered with the United States Copyright Office are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any fees or Taxes or actions falling due within ninety (90) days after the Closing Date. In each case where a Copyright is held by the Company or any Subsidiary by assignment, the assignment has been duly recorded with the U.S. Copyright Office.

(f) Products. Schedule 3.20(f) sets forth a complete and accurate list of all Products. None of the source or object code, algorithms, structure or any other elements included in the Products is copied from, based upon, or derived from any other source or object code, algorithm or structure in violation of the rights of any third party. Except as set forth in Schedule 3.20(f), the Company has no obligation to any other Person to maintain, modify, improve or upgrade the Products. Schedule 3.20(f) sets forth all software or other material that is distributed as "free software", "open source software" or under a similar licensing or distribution model ("Open Source Materials") that is included in any Product or other Intellectual Property Asset owned by the Company, or that is otherwise used by the Company in any way, and describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Company). Except as set forth in Schedule 3.20(f), the Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Products or other Intellectual Property Assets owned or licensed by the Company; (ii) distributed Open Source Materials in conjunction with any Products or other Intellectual Property Assets owned or licensed by the Company; or (iii) used Open Source Materials that create, or purport to create, obligations for the Company with respect to any of the Products or Intellectual Property Assets or grant, or purport to grant, to any third party, any rights or immunities under any Products or Intellectual Property Assets (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge.

(g) Trade Secrets. The Company has taken all commercially reasonable measures within the United States to protect the secrecy, confidentiality and value of the Trade Secrets, including, without limitation, entering into appropriate confidentiality agreements with all officers, directors, employees and consultants of the Company and any other persons with access to the Trade Secrets. To the knowledge of Seller or the Company there has not been any breach by any party to any such confidentiality or non-disclosure agreement. The Trade Secrets have not been disclosed by the Company to any person or entity other than employees or contractors of the Company who needed to know and use the Trade Secrets in the course of their employment or contract performance, and then only pursuant to a written agreement containing non-disclosure obligations that adequately protect the Company's proprietary interests in such Trade Secrets.

(h) Other Intangibles. The Company has provided to Buyer access to all of the Other Intangibles used by the Company in connection with its businesses.

(i) Exclusivity of Rights. The Company has the exclusive right to use, license, distribute, transfer and bring infringement actions with respect to the Intellectual Property Assets owned by the Company. Except as set forth on Schedule 3.20(i), the Company (A) has not licensed or granted to anyone rights to use, offer for sale, sell, distribute or license any of its Intellectual Property Assets; and (B) is not obligated to and does not pay royalties or other fees to anyone for the Company's ownership, use, license or transfer of any of its Intellectual Property Assets. The Intellectual Property Assets owned by the Company and, to the knowledge of Seller, the Intellectual Property Assets owned by third Persons that are the subject of a license agreement, have been duly maintained, are valid and subsisting, are full force and effect and have not been cancelled, expired or abandoned.

(j) Infringement. None of the Intellectual Property Assets of the Company or the Products or the modifications made by the Company to the Products (excluding any third-party rights or products incorporated into such Products for which the Company has a valid license) infringes or is alleged to infringe any patent, trademark, service mark, trade name, copyright, trade secrets or other proprietary right or is a derivative work based on the work of any other person.

(k) Schedule 3.20(k) sets forth a complete list of all agreements (whether written or oral) pertaining to the Intellectual Property Assets as of the date hereof, except for agreements pertaining to commercially available, off-the-shelf software which has a value of less than $10,000. The Company is in compliance in all material respects with all agreements pertaining to the Intellectual Property Assets, and is not restricted from assigning its rights respecting Intellectual Property Assets, such rights including the right to sue and obtain damages for past and future infringements thereof, nor will the Company otherwise be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any agreement relating to the Intellectual Property. The Company is not in material default of any such agreement.

SECTION 3.21 Accounts Receivable. Schedule 3.21 of the Disclosure Schedule sets forth a true, correct and complete list of the accounts and notes receivable of the Company as of May 31, 2007. There have not been any changes to the information set forth on Schedule 3.21, except in the ordinary course of business consistent with past practice. All Accounts Receivable arose out of the sales of services in the ordinary course of business and are collectible in the face value thereof using normal collection procedures, net of the reserve for doubtful accounts set forth thereon, which reserve is adequate and was calculated in accordance with GAAP.

SECTION 3.22 Bank Accounts. Schedule 3.22 of the Disclosure Schedule sets forth a true and complete list of the bank names, locations and account numbers of all bank and safe deposit box accounts of the Company including any custodial accounts for securities owned by the Company and the names of all Persons authorized to draw thereon or to have access thereto.

SECTION 3.23 Intercompany Accounts. Schedule 3.23 of the Disclosure Schedule sets forth a true and complete list of all intercompany account balances as of the Balance Sheet Date between Seller or any of its Related Persons, on the one hand, and the Company, on the other hand. Except as disclosed in Schedule 3.23 of the Disclosure Schedule, since the date of the Balance Sheet, there has not been any incurrence or accrual of any Liability (as a result of allocations or otherwise) by the Company to Seller or any of its Related Persons or other transaction between the Company and Seller or any of its Related Persons.

SECTION 3.24 Disclosure. No representation or warranty by Seller herein or in any Ancillary Agreement, the Disclosure Schedule, nor any certificate or exhibit or other written information furnished or to be furnished or made available by Seller or the Company pursuant to this Agreement or the Ancillary Agreements or in connection with the transactions contemplated hereby or thereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 5.10 hereof will contain any untrue statement or omit to state a material fact necessary to make the statements therein, herein, or in any Ancillary Agreement in light of the circumstances in which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

SECTION 4.1 Organization and Good Standing. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of Delaware, its jurisdiction of incorporation. Buyer was formed for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding shares of Buyer are owned by MW Crow Family LP, a Delaware limited partnership. Michael Crow is the general partner of MC Crow Family LP.

SECTION 4.2 Corporate Authority. Buyer has the full legal right, requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform fully, its obligations under, this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and each Ancillary Agreement to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of Buyer and no other corporate proceeding with respect to Buyer is necessary to authorize this Agreement, such Ancillary Agreements or the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Buyer and constitutes, and upon the execution and delivery by Buyer of the Ancillary Agreements to which it is a party, such Ancillary Agreements will constitute, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms.

SECTION 4.3 Consents and Approvals; No Conflict or Violations.

(a) No Filings are required to be made by Buyer with, nor are any Consents required to be obtained by Buyer from, any Governmental Entity, in connection with the execution or delivery by Buyer of this Agreement or the Ancillary Agreements to which it is a party, the performance by Buyer of its obligations hereunder or thereunder or the consummation by Buyer of the transactions contemplated hereby or thereby.

(b) The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party does not, and the performance and consummation by Buyer of any of the transactions contemplated hereby or thereby will not, with respect to Buyer, directly or indirectly (with or without the giving of notice or the lapse of time or both):

(i) contravene, conflict with, or constitute or result in a breach or violation of, or a default under (A) any provision of the Certificate of Incorporation or By-laws (or equivalent documents) of Buyer or (B) any resolution adopted by the Board of Directors (or similar governing body) or the stockholder of Buyer;

(ii) require Buyer to make any Filing with or obtain any Consent from any Person under any Contract binding upon Buyer; or

(iii) contravene, conflict with, or constitute or result in a breach or violation of, any material Law or Order to which Buyer, or any of the assets owned or used by Buyer, are subject

ARTICLE V

COVENANTS

SECTION 5.1 Conduct of Business. Prior to the Closing, except as requested or consented to by Buyer in writing, and except as otherwise expressly contemplated in this Agreement, Seller shall, and covenants and agrees to cause the Company to conduct the Business only in the Ordinary Course of Business (it being understood and agreed that nothing contained herein shall permit the Company to enter into or engage (through acquisition, product extension or otherwise), an any material respect, in any new line of business), to confer with Buyer concerning operational matters of a material nature and to use its best efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, agents, brokers and managers of the Company, and maintain the relationships and goodwill with customers, suppliers, landlords, creditors, employees, agents, brokers and managers and others having business relationships with the Company. Without limiting the generality of the foregoing, between the date of this Agreement and the Closing Date, Seller will not take any affirmative action, or fail to take any action within its or their control, as a result of which any of the changes or events listed in Section 3.7 hereof could be reasonably expected to occur.

SECTION 5.2 Access. Between the date of this Agreement and the Closing Date, Seller shall, and shall cause its Related Persons and the Company and each of their respective Representatives to, (i) afford (upon reasonable notice) Buyer and its Representatives full and free access, at all reasonable times during normal business hours, to the Company's personnel, premises, Contracts, books and records, and other documents and data, (ii) furnish Buyer and its Representatives with copies of all such Contracts, books and records, and other existing documents and data as Buyer may reasonably request, (iii) furnish Buyer and its Representatives with such additional financial, operating, and other data and information as Buyer may reasonably request and (iv) otherwise cooperate with the investigation by Buyer and its Representatives of Seller and the Company and shall authorize the Company's independent certified public accountants to permit Buyer and its independent certified public accountants to examine all accounting records and working papers pertaining to the Financial Statements. No investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty made by Seller. All requests for information made pursuant to this Section 5.2 shall be directed to an executive officer of Seller or the Company or such other Persons as may be designated by Seller.

SECTION 5.3 Required Approvals. Each party hereto hereby agrees to cooperate with each other party and use its best efforts to obtain as promptly as practicable all Consents of all third parties necessary or advisable to consummate the transactions contemplated hereby and in the Ancillary Agreements. Buyer and Seller agree that they will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement and the Ancillary Agreements, including promptly furnishing the other with copies of notice or other communications received by Buyer, Seller or the Company, as the case may be, from any third party with respect to the transactions contemplated hereby or thereby.

SECTION 5.4 Reasonable Best Efforts. Between the date of this Agreement and the Closing Date, each of the parties hereto shall use their respective reasonable best efforts to cause the conditions in Sections 6.1 and 6.2 hereof to be satisfied.

SECTION 5.5 Publicity. Prior to the Closing, the parties hereto shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the transactions contemplated hereby or thereby, and the party issuing a press release or otherwise making a public announcement with respect to the transactions contemplated hereby or thereby shall obtain from the other parties hereto their written consent (not to be unreasonably withheld) prior to any such disclosure. Written consent given pursuant to this Section 5.5 can be given by e-mail.

SECTION 5.6 Confidentiality. Notwithstanding anything herein to the contrary, Seller shall, and shall cause its Related Persons and each of their respective Representatives to, maintain in confidence and not use to the detriment of Buyer or the Company any written, oral or other information relating to the Company or to the Business or obtained from Buyer, its Subsidiaries or Related Persons or any of its Representatives in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, except to the extent (i) any such information is or becomes generally available to the public other than as a result of disclosure by Seller, its Related Persons or any of their respective Representatives, (ii) any such information is required to be disclosed by a Governmental Entity of competent jurisdiction or (iii) any such information was or becomes available to Seller on a non-confidential basis and from a source (other than a party to this Agreement or any Representative of such party) that is not bound by a confidentiality agreement. Seller shall instruct its Representatives having access to such information of such obligation of confidentiality.

SECTION 5.7 Further Assurances. At any time and from time to time after the Closing Date, the parties hereto agree to (a) furnish upon request to each other such further assurances, information, documents, instruments of transfer or assignment, files and books and records, (b) promptly execute, acknowledge, and deliver any such further assurances, documents, instruments of transfer or assignment, files and books and records, and (c) do all such further acts and things, all as such other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Ancillary Agreements and the documents referred to herein and therein.

SECTION 5.8 Notifications. Between the date of this Agreement and the Closing Date, each party hereto shall promptly notify the other parties hereto in writing if such party becomes aware of any fact or condition that causes or constitutes a breach of any of that party's representations and warranties as of the date of this Agreement, or becomes aware of the occurrence after the date of this Agreement of any fact or condition that could (except as expressly contemplated hereby) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition or could have the result of materially delaying or preventing the closing. Should any such fact or condition require any change in the Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, Seller shall promptly deliver to Buyer a supplement to the Disclosure Schedule

specifying such change. During the same period, each party hereto shall promptly notify the other parties hereto of the occurrence of any breach of any covenant, agreement, undertaking or obligation in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Section 6.1 or Section 6.2 hereof impossible. No supplement to the Disclosure Schedule or notification to Seller or Buyer made pursuant to the requirements of this Section 5.8 shall have any effect for the purpose of determining the satisfaction of the conditions in Section 6.1 or Section 6.2 hereof or for the purpose of determining the right of Buyer to claim or obtain indemnification from Seller under Section 9.2 hereof or for the purpose of determining the right of Seller to claim or obtain indemnification from Buyer under Section 9.3 hereof.

SECTION 5.9 Non-Competition; Non-Solicitation.

(a) Non-Competition. In consideration of the benefits of this Agreement to Seller and in order to induce Buyer to enter into this Agreement, Seller hereby covenants and agrees that for a period of three (3) years following the Closing Date neither it nor any of its Subsidiaries or Related Persons shall, without the prior written consent of Buyer, directly or indirectly (i) do anything to cause or encourage any officer, director, employee, consultant, agent or broker of the Company to terminate or sever his or her employment or other relationship with the Company for the purpose of competing with or proposing to compete with the Company, or for the purpose of damaging the Company in any way, (ii) do anything to cause or encourage any customer to terminate, modify or fail to review any Contract or other relationship with the Company, (iii) contact or otherwise act in concert with, for purposes of competing, directly or indirectly, or aiding another to compete, directly or indirectly, with the Business or of damaging the Company in any way, any Person that became known to Seller or the Company, or their respective Subsidiaries and Related Persons, by or through the Business or whose name or business was obtained by or from the Company, or (iv) engage in, have an interest in, or provide advice or assistance to any business in the Restricted Area (as defined in Section 5.9(b) hereof), which competes with the Business, if at the time of such proposed activity by Seller, the Company is engaged in or as of the Closing Date had developed or had been actively developing such business. Seller specifically agrees that this covenant is an integral part of the inducement of Buyer to purchase the Shares and that Buyer (or its successors or assigns) shall be entitled to injunctive relief in addition to all other legal and equitable rights and remedies available to it in connection with any breach by Seller of any provision of this Section 5.9 and that, notwithstanding the foregoing, no right, power or remedy conferred upon or reserved or exercised by Buyer in this Section 5.9 is intended to be exclusive of any other right, power or remedy, each and every one of which (now or hereafter existing at law, in equity, by statute or otherwise) shall be cumulative and concurrent.

(b) Restricted Area. The covenants contained in Section 5.9(a) hereof shall be construed as a series of separate covenants, one for each county or state of the United States of America and one for each country in which the Company conducted, or was planning to conduct, business on or prior to the Closing Date (together, the "Restricted Area").

(c) Non-Solicitation. Seller hereby covenants and agrees that for a period of three (3) years following the Closing Date neither it nor any of its Subsidiaries or Related Persons shall, without the prior written consent of Buyer, directly or indirectly, solicit for employment or hire any current employee, agent or broker of the Company.

(d) Notwithstanding the foregoing, if Jason Kulpa's employment relationship with the Company is terminated by the Company without cause or by Mr. Kulpa for Good Reason (as such terms are defined in the Employment Agreement) then the covenants of Section 5.9(a) and Section 5.9(b) hereof shall only apply until the earlier of: (i) one year following the date of termination of his employment and (ii) three years after the Closing Date.

(e) For purposes of this Agreement, the term "Related Person" shall mean, with respect to any Person, (i) any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person, and (ii) each Person that serves as a director, officer, partner, executor, or trustee of such Person (or in any other similar capacity.

SECTION 5.10 Employee Benefit Plans. Buyer shall, or shall cause the Company to, provide for employees of the Company who are employed by the Company after the Closing Date to be eligible for participation in a common stock incentive plan for up to 10% of the Company's issued and outstanding common stock.

SECTION 5.11 Ancillary Agreements. Seller shall, and shall cause the Company, as appropriate, to execute, deliver and perform (at the Closing) their respective obligations under each Ancillary Agreement.

SECTION 5.12 Expenses.

(a) Except as otherwise expressly provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense. Without limiting the generality of the foregoing, and except as otherwise provided herein, each party shall pay all legal, accounting and investment banking fees, and other fees to consultants and advisors incurred by it, relating to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. Seller shall cause the Company not to incur any out-of-pocket expenses in connection with this Agreement, other than in an amount not to exceed $20,000. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party. Buyer shall be liable for all transfer taxes arising from the sale of the Shares.

(b) Buyer shall reimburse Seller for the reasonable out-of-pocket expenses relating to the audit of the 2005 Financial Statements.

SECTION 5.13 Governance. Buyer shall use its reasonable best efforts to have Jason Kulpa and one other nominee of Seller admitted to Buyer's Board of Directors as promptly as practicable after the Closing.

SECTION 5.14 Redemption of Stock Options and SARs. All stock options and stock appreciation rights of the Company shall at the Closing be cancelled and each holder of such securities of the Company, identified on Exhibit E hereto, shall receive from the Company an amount (without interest and subject to any required tax withholding) in cash equal to the amount set forth opposite such holder's name on Exhibit E.

ARTICLE VI

CONDITIONS TO CLOSING

SECTION 6.1 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Stock Purchase and to take the other actions to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in whole or in part by Buyer):

(a) Representations and Warranties. Each of the representations and warranties of Seller set forth in this Agreement shall in each case be true and correct in all material respects (if not qualified by "materiality" or "Material Adverse Effect") and in all respects (if qualified by "materiality" or "Material Adverse Effect") as of the date of this Agreement and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date, without giving effect to any supplement to the Disclosure Schedule (delivered to Buyer in accordance with Section 5.10 hereof).

(b) Covenants. All of the covenants, agreements, undertakings and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of the covenants, agreements, undertakings and obligations (considered individually), shall have been duly performed in all material respects and substantially complied with. Seller must have delivered to Buyer each of the documents required to be delivered by Seller pursuant to Section 2.2 hereof.

(c) Officer's Certificate. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date and signed by a senior executive officer or officers of Seller, representing that the conditions referred to in Sections 6.1(a) and 6.1(b) hereof have been satisfied.

(d) Secretary's Certificate. Buyer shall have received copies of the resolutions of the Board of Directors (or other similar governing body) of each of Seller and the Company, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party. Buyer also shall have received certificates of the secretary or assistant secretary of Seller and the Company, dated as of the Closing Date, to the effect that such resolutions were duly adopted and are in full

force and effect, that each officer of each of Seller and the Company who executed and delivered this Agreement, any Ancillary Agreement and any other document delivered in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement was, at the respective times of such execution and delivery and is now duly elected or appointed, qualified and acting as such officer, and that the signature of each such officer appearing on such document is his genuine signature, together with copies of the Articles or Certificate of Incorporation and By-laws (or equivalent documents) of Seller and the Company certified by such officers.

(e) Financial Statements. Buyer shall have received copies of the Financial Statements prior to Closing.

(f) No Action or Order. No Action or Order shall be issued, pending or threatened which (i) involves a challenge to or seeks to or does prohibit, prevent, restrain, restrict, delay, make illegal or otherwise interfere with the consummation of any of the transactions contemplated hereby, (ii) seeks or imposes damages in connection with the consummation of any of the transactions contemplated hereby, (iii) questions the validity or legality of any of the transactions contemplated hereby, or (iv) seeks to impose conditions upon the ownership or operations of the Company or the operations of Buyer or any Related Person of Buyer.

(g) Receipt of Shares. Buyer shall have received from Seller a certificate or certificates evidencing all of the then issued and outstanding Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, with all signatures properly guaranteed by a commercial bank and with any requisite stock transfer tax stamps properly affixed thereto. There shall not have been made or threatened by any Person any claim asserting that such Person (i) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (ii) is entitled to all or any portion of the Purchase Price payable for the Shares.

(h) Consents. Each of the Consents set forth in Schedule 3.4 and Schedule 3.5 of the Disclosure Schedule or otherwise required for consummation of the transactions contemplated by this Agreement shall have been obtained and are in full force and effect.

(i) No Material Adverse Effect. There shall not have occurred any change on the condition (financial or otherwise), properties, business, operations, assets, or results of operations of the Company since the 2006 Balance Sheet that is reasonably likely to constitute a Material Adverse Effect on the Company, and no event has occurred or circumstance exists that is reasonably likely to result in such a Material Adverse Effect.

(j) Employment Agreements, Non-Compete and Non-Solicitation Agreements, Etc. Seller shall have delivered to Buyer Non-Compete and Non-Solicitation Agreements (the "Non-Compete and Non-Solicitation Agreements") employment agreements and related agreements, in substantially the forms attached as

Exhibit D hereto, or otherwise in form and substance reasonably satisfactory to Buyer, executed by each person listed on Exhibit C hereto, and such agreements shall be in full force and effect.

(k) Stock Option Redemption Agreements. Seller shall have delivered to Buyer stock option redemption agreements executed by each person listed on Exhibit E hereto, in form and substance reasonably satisfactory to Buyer, and such agreements shall be in full force and effect.

(l) Application of Escrow Amount. Seller shall have delivered to Buyer a written direction, in form and substance reasonably satisfactory to Buyer, executed by Seller and addressed to the escrow agent, directing the escrow agent to release the funds held under the Escrow Agreement, as part of the Purchase Price.

(m) Iakona Consulting Agreement. Buyer shall have received evidence reasonably satisfactory to it that (i) all agreements, oral or otherwise, between Iakona and the Company pursuant to which Iakona is entitled to receive any portion of the profits of the Company (other than pursuant to its equity holdings in the Company) have been terminated and (ii) no payments are due and owing by the Company thereunder.

(n) Other Documentation. Buyer shall have received such other documents, certificates, opinions or statements as Buyer may reasonably request.

SECTION 6.2 Conditions to Obligations of Seller. The obligation of Seller to consummate the Stock Purchase and to take the other actions to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in whole or in part by Seller):

(a) Representations and Warranties. Each of the representations and warranties of Buyer set forth in this Agreement shall in each case be true and correct in all material respects (if not qualified by "materiality" or "Material Adverse Effect") and in all respects (if qualified by "materiality" or "Material Adverse Effect") as of the date of this Agreement and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date

(b) Covenants. All of the covenants, agreements, undertakings and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of the covenants, agreements, undertakings and obligations (considered individually), shall have been duly performed in all material respects and substantially complied with. Buyer must have delivered to Seller each of the documents required to be delivered by Buyer pursuant to Section 2.3 hereof.

(c) Officer's Certificate. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date and signed by a senior executive officer or officers of Buyer, representing that the conditions referred to in Sections 6.2(a) and 6.2(b) hereof have been satisfied.

(d) Secretary's Certificate. Seller shall have received copies of the resolutions of the Board of Directors (or other similar governing body) of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party. Seller also shall have received a certificate of the secretary or assistant secretary of Buyer dated as of the Closing Date, to the effect that such resolutions were duly adopted and are in full force and effect, that each officer of Buyer who executed and delivered this Agreement, any Ancillary Agreement and any other document delivered in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement was at the respective times of such execution and delivery and is now duly elected or appointed, qualified and acting as such officer, and that the signature of each such officer appearing on such document is his genuine signature, together with copies of the Articles or Certificate of Incorporation and By-laws (or equivalent documents) of Buyer certified by such officer.

(e) Investor Rights Agreement. Buyer shall have delivered to Seller an executed Investor Rights Agreement, in the form attached hereto as Exhibit F, and such agreement shall be in full force and effect.

(f) Payment of Purchase Price. Seller shall have received from Buyer the Purchase Price.

(g) Stock Purchase by OTCBB Company. Buyer shall have chosen an OTCBB Company reasonably acceptable to Seller through which Buyer shall at the Closing effect the Stock Purchase, provided that the parties acknowledge and agree that (i) as a result of certain actions by the U.S. Securities and Exchange Commission, Michael Crow is, among other things, permanently prohibited from acting as an officer or director of a public company and (ii) the contemplated consummation of the Stock Purchase through an OTCBB Company is subject to, and must fully comply with, such prohibitions. All of the issued and outstanding shares of Buyer are owned by MW Crow Family LP. Michael Crow is the general partner of MC Crow Family LP. Buyer agrees, and shall cause Michael Crow to agree, that Michael Crow will not serve as an officer or director of the OTCBB Company and otherwise comply with the foregoing SEC prohibition with respect to the OTCBB Company. For purposes of this Agreement, "OTCBB Company" shall mean a company whose securities are listed on the OTCBB, and "OTCBB" shall mean the Over-The-Counter Bulletin Board, an electronic quotation system that displays real-time quotes, last-sale prices, and volume information for over-the-counter securities that are not listed on The Nasdaq Stock Market or a national securities exchange.

ARTICLE VII

TAX MATTERS

SECTION 7.1 Liability for Taxes and Related Matters.

(a) Subject to Article IX, Seller shall be liable for and shall indemnify Buyer and the Company for all Taxes (including, without limitation, any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary

basis with respect to a group of corporations that includes or included the Company and Taxes resulting from the Company ceasing to be a member of any affiliated, combined or consolidated group of which the Company is now a member or attributable to the election to be made under Section 338(h)(10) of the Code and any state, local or foreign law equivalents) (i) imposed on the Company, or for which the Company may otherwise be liable, for any Pre-Closing Tax Period, or (ii) imposed on any corporation (other than the Company) that was a member of an affiliated, combined or consolidated group of which the Company was a member prior to the Closing Date, for any Pre-Closing Tax Period. Seller's liability under this Article VII shall exclude any Taxes including any transfer or similar taxes under Section 7.1(f), resulting from the Buyer or the Company (i) liquidating or reorganizing the Company effective as of a date ending on or before the Closing Date; or (ii) making an election under Section 338 (or any Regulations promulgated thereunder), and under any corresponding provision of state or local law, to treat the Buyer's purchase of the Shares from Seller as a deemed sale or liquidation of the Company's assets and Business. Except as set forth in Section 7.1(d) hereof, Seller shall be entitled to any refund of Taxes of the Company (net of Taxes payable by the Company thereon) received in respect of any Pre-Closing Tax Period, except to the extent that such refund is reflected as an asset on the Balance Sheet.

(b) Buyer shall be liable for and shall indemnify Seller for all Taxes of the Company (other than Taxes for which Seller is responsible pursuant to Section 7.1(a) hereof) for any Post-Closing Tax Period. Buyer shall be entitled to any refund of Taxes of the Company received in respect of any Post-Closing Tax Period.

(c) Whenever it is necessary for purposes of this Section 7.1 to determine the liability for Taxes of the Company for a taxable year or period that begins on or before and ends after the Closing Date, the determination shall be made by assuming that the Company had a taxable year or period which ended at the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (such as the deduction for depreciation) shall be apportioned on a *per diem* basis.

(d) If Seller becomes entitled to a refund or credit of Taxes for any Pre-Closing Tax Period, and such refund or credit is attributable solely to the carryback of losses, credits or similar items attributable to the Company for a Post-Closing Tax Period, Seller shall promptly pay to Buyer the amount of such refund or credit together with any interest thereon according to Law. In the event that any refund or credit of Taxes for which a payment has been made hereunder is subsequently reduced or disallowed as a result of an adjustment to the Company's Taxes for a Pre-Closing Tax Period, Buyer shall indemnify and hold harmless Seller for any Tax liability, including interest and penalties, assessed against Seller by reason of the reduction or disallowance.

(e) Any payment by Buyer to Seller, or by Seller to Buyer, under this Agreement (other than interest payments) shall be treated by the parties as an adjustment to the Purchase Price paid to or received by such party, as the case may be.

(f) Seller shall be liable for all transfer, documentary, sales, use, stamp, registration and similar taxes arising from the sale of the Shares.

(g) The indemnities provided in this Section 7.1 shall continue until the expiration of the applicable statute of limitations and are not subject to any limitations on time for notice of claim set forth in Article IX.

SECTION 7.2 Tax Returns and Reports.

(a) Seller shall prepare all Tax Returns that are required to be filed by or with respect to the Company for Pre-Closing Tax Periods ending on or before the Closing Date and shall deliver to Buyer, at least thirty (30) days prior to the date any such Tax Return is due to be filed (taking into account any applicable extensions), for signing and filing any such Tax Returns with respect to any such period that have not been filed on or prior to the Closing Date and which are to be filed by the Company. Seller shall promptly pay to Buyer upon delivery of any such Tax Return to Buyer an amount equal to the Tax liability shown on such Tax Return (after reduction for previous payments of estimated Taxes). Unless otherwise required by applicable Law, any such Tax Return shall be prepared on a basis consistent with past practice and not in a manner intended to accelerate or defer any income, gain, expenses, losses or deductions into any taxable period in order to achieve a result favorable to Seller and detrimental to Buyer as a result of the transactions contemplated by this Agreement.

(b) Buyer shall prepare and file or cause to be filed all Tax Returns that are required to be filed by or with respect to the Company for taxable years or periods ending after the Closing Date and shall remit any Taxes due in respect of such Tax Returns. With respect to any Tax Return that covers a taxable year or period beginning before and ending after the Closing Date, Buyer shall provide a copy of such Tax Return to Seller at least thirty (30) days prior to the due date (including applicable extensions) for the filing thereof, and Seller shall have the right to approve (which approval shall not be unreasonably withheld or delayed) such Tax Return to the extent that it relates to the portion of the taxable year or period ending on the Closing Date. Seller shall pay Buyer the amount of any Taxes for which Seller is liable pursuant to Section 7.1(a) hereof but which are payable with Tax Returns to be filed by Buyer pursuant to this Section 7.2(b) within ten (10) days prior to the due date for the filing of such Tax Returns.

(c) Nothing in this Section 7.2 shall reduce Seller's obligations under Section 7.1(a) hereof.

SECTION 7.3 Contest Provisions.

(a) Buyer shall promptly (and in any event within fifteen (15) Business Days) notify Seller in writing upon receipt by Buyer, any of its affiliates or the Company of notice of any pending or threatened Federal, state, local or foreign audits or assessments relating to Taxes which may materially affect the Tax liabilities of the Company for which Seller would be required to indemnify Buyer pursuant to Section 7.1(a) hereof; provided, however, that no failure or delay in giving any such notice shall

relieve Seller of its obligations under this Agreement except to the extent that Seller demonstrates that it is materially prejudiced by Buyer's failure to give such notice. Seller shall have the sole right to represent the Company's interests in any audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense; provided that Buyer shall be given notice of, and have the right to monitor all proceedings and to review in advance and comment on all submissions made by Seller in connection therewith. Notwithstanding the foregoing, Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability for Taxes of Buyer or the Company for any period after the Closing Date to any extent (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of Buyer. Such consent shall not be unreasonably withheld or delayed and shall not be necessary to the extent that Seller has indemnified Buyer against the effects of any such settlement.

(b) Seller shall be entitled to participate at its own expense in the defense of any claim for Taxes for a year or period ending after the Closing Date which may be the subject of indemnification by Seller pursuant to Section 7.1(a) hereof and, with the written consent of Buyer, and at its sole expense, may assume the entire defense of such claim.

SECTION 7.4 Cooperation; Records.

(a) After the Closing Date, each of Seller and Buyer shall:

(i) assist (and cause their respective affiliates to assist) the other party as necessary in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 7.2 hereof;

(ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company and in administering this Agreement;

(iii) make available to the other party and to any taxing authority as reasonably requested all books and records, documents, financial, operating and accounting data and other information relating to Taxes of the Company;

(iv) provide timely notice to the other party in writing of any pending or threatened audits or assessments of the Company for taxable periods for which the other party may have a liability under this Article VII;

(v) furnish the other party with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period; and

(vi) execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Article VII.

(b) Each of Seller, Buyer and its Subsidiaries and the Company shall retain or cause to be retained all Tax Returns, schedules, workpapers, and all material books and records or other documents relating thereto, until the expiration of the applicable statute of limitations (including any waivers or extensions thereof) for the taxable years to which such Tax Returns and other documents relate or as otherwise required by any record retention agreement with any taxing authority that relates to the Company. Prior to transferring, discarding or destroying any such Tax Returns, records or other documents relating to any Pre-Closing Tax Period, Seller shall notify Buyer and, if Buyer so requests, provide Buyer with the opportunity to take possession of such Tax Returns, records or documents solely at Buyer's expense.

SECTION 7.5 Disputes. If Seller and Buyer cannot agree on any calculation required to be made under this Article VII with respect to any Pre-Closing Tax Period, such calculation shall be made by an independent public accounting firm of national standing selected by Buyer and reasonably acceptable to Seller. The decision of such firm shall be final and binding, and the fees and expenses charged or incurred by it in connection with such calculation shall be shared equally by Seller and Buyer.

ARTICLE VIII

TERMINATION

SECTION 8.1 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement and the Stock Purchase contemplated hereby may, by written notice given at any time prior to the Closing, be terminated:

(a) by mutual written consent of Buyer and Seller;

(b) by either Buyer or Seller, without liability to the terminating party on account of such termination, if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to fully comply with its obligations hereunder) on or before January 15, 2008;

(c) by either Buyer or Seller, if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived; provided, however, that termination pursuant to this Section 8.1(c) shall not relieve the breaching party of liability for such breach or otherwise;

(d) by either Buyer or Seller, if any Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Order, or taken any other action restraining, enjoining or otherwise prohibiting the Stock Purchase or the consummation of any other transactions contemplated by this Agreement or any Ancillary Agreement; provided, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any party that has failed to fully comply with its obligations hereunder in any manner that shall have proximately contributed to the occurrence of such Order;

(e) by Buyer, if any of the conditions set forth in Section 6.1 hereof has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to fully comply with its obligations hereunder) and Buyer has not waived such condition on or before the Closing Date; or

(f) by Seller, if any of the conditions set forth in Section 6.2 hereof has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to fully comply with its obligations hereunder) and Seller has not waived such condition on or before the Closing Date.

SECTION 8.2 Effect of Termination.

(a) In the event of the termination and abandonment of this Agreement pursuant to Section 8.1 of this Agreement, this Agreement (other than Section 5.6 (Confidentiality), Section 5.13 (Expenses), Section 10.5 (Governing Law) and Section 10.6 (Consent to Jurisdiction; Waiver of Jury Trial) hereof and the Confidentiality Agreement between DC Associates, LLC and the Company, dated August 26, 2007 (the "Confidentiality Agreement"), which shall remain in full force and effect) shall forthwith become null and void and no party hereto (or any of their respective Representatives or Related Persons) shall have any Liability or further obligation to any other party hereto, except as provided in this Section 8.2; provided, however, that if this Agreement is terminated by a party because of the breach of this Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to fully comply with its obligations under this Agreement, the terminating party's rights to pursue all legal remedies will survive such termination unimpaired.

(b) In addition to, and notwithstanding, any legal remedies that any party hereto may be entitled to pursue, (i) Seller shall be entitled to the full amount held in escrow under the terms of the Escrow Agreement in the event that this Agreement is terminated pursuant to Section 8.1(a), (b), (d), (e) or (f), (ii) Seller shall be entitled to the full amount held in escrow under the terms of the Escrow Agreement in the event that this Agreement is terminated by Seller pursuant to Section 8.1(c), and (iii) Buyer shall be entitled to the full amount held in escrow under the terms of the Escrow Agreement in the event that this Agreement is terminated by Buyer pursuant to Section 8.1(c).

ARTICLE IX

INDEMNIFICATION; REMEDIES

SECTION 9.1 Survival. Notwithstanding (a) any investigation or examination conducted with respect to, or any knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, agreement, undertaking or obligation made by or on behalf of the parties hereto, (b) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement, undertaking or obligation, or (c) the Closing hereunder:

(i) All of the representations and warranties of the parties contained in this Agreement, any Ancillary Agreement, the Disclosure Schedule, and any other certificate or document delivered pursuant to this Agreement or any Ancillary Agreement shall survive the Closing until twenty-four (24) months after the Closing Date, except for the representations and warranties contained in (A) Section 3.2 (Capitalization), Section 3.16 (Environmental Matters) and Section 3.24 (Disclosure) (as it relates to the foregoing Sections), each of which shall survive the execution and delivery of this Agreement and the Closing indefinitely, (B) Section 3.9 (Taxes), which shall survive the execution and delivery of this Agreement and the Closing until the expiration of all relevant statutes of limitations, and (C) Section 3.12 (Compliance with Laws; Governmental Authorizations; etc.) and Section 3.24 (Disclosure) (as it relates to the foregoing Section), which shall survive the execution and delivery of this Agreement and the Closing until thirty-six (36) months after the Closing Date.

(ii) All of the covenants, agreements, undertakings and obligations of the parties contained in this Agreement, any Ancillary Agreement, the Disclosure Schedule, and any other certificate or document delivered pursuant to this Agreement shall survive until fully performed or fulfilled, unless non-compliance with such covenants, agreements, undertakings or obligations is waived in writing by the party or parties entitled to such performance.

No claim for indemnification, reimbursement or any other remedy pursuant to Sections 9.2 or 9.3 hereof may be brought with respect to breaches of representations or warranties contained herein after the applicable expiration date set forth in clause (i) of this Section 9.1; provided, however, that if, prior to such applicable date, a party hereto shall have notified the other party hereto in writing of a claim for indemnification under this Article IX (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article IX notwithstanding such expiration date.

SECTION 9.2 Indemnification and Reimbursement by Seller. Subject to Section 7.1 hereof, Seller shall indemnify and hold harmless Buyer and the Company and their respective successors, assigns, stockholders, controlling Persons, Related Persons and the Representatives of each of them (collectively, the "Buyer Indemnified Persons") from and against, and shall reimburse the Buyer Indemnified Persons for, any and all losses, Liabilities, Actions, deficiencies, diminution of value, expenses (including costs of investigation and defense and reasonable attorneys' and accountants' fees and expenses), or damages of any kind or nature whatsoever, whether or not involving a third-party claim (collectively, "Damages"), incurred thereby or caused thereto, directly or indirectly, based on, arising out of, resulting from, relating to, or in connection with (but in each case excluding the amount of any such Damages to the extent indemnification for such Damages is provided pursuant to Section 7.1 hereof):

(a) Any breach of or inaccuracy in any representation or warranty made by Seller in this Agreement, any Ancillary Agreement, the Disclosure Schedule, or any other certificate or document delivered by, or on behalf of, Seller pursuant to this Agreement or any Ancillary Agreement, other than those, if any, that have been waived in writing by Buyer.

(b) Any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation of Seller or the Company set forth in this Agreement or any Ancillary Agreement, other than those, if any, that have been waived in writing by Buyer.

For purposes of this Article IX and for purposes of determining whether Buyer is entitled to indemnification from Seller pursuant to Section 9.2(a) or Section 9.2(b) hereof, any breach of or inaccuracy in any representation or warranty of Seller shall be determined without regard to any materiality qualifications set forth in such representation or warranty, and all references to the terms "material", "materially", "materiality", "Material Adverse Effect" or any similar terms shall be ignored for purposes of determining whether such representation or warranty was true and correct when made.

SECTION 9.3 Indemnification and Reimbursement by Buyer and Duncan Capital. Subject to Section 7.1 hereof, Buyer and Duncan Capital shall indemnify and hold harmless Seller from and against, and shall reimburse Seller for, any and all Damages incurred thereby or caused thereto, directly or indirectly, based on, arising out of, resulting from, relating to, or in connection with (but in each case excluding the amount of any such Damages to the extent indemnification for such Damages is provided pursuant to Section 7.1 hereof):

(a) Any breach of or inaccuracy in any representation or warranty made by Buyer in this Agreement, any Ancillary Agreement or any other certificate or document delivered by, or on behalf of, Buyer pursuant to this Agreement or any Ancillary Agreement, other than those, if any, that have been waived in writing by Seller;

(b) Any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation of Buyer set forth in this Agreement or any Ancillary Agreement, other than those, if any, that have been waived in writing by Seller.

For purposes of this Article IX and for purposes of determining whether Seller is entitled to indemnification from Buyer pursuant to Section 9.3(a) or Section 9.3(a) hereof, any breach of or inaccuracy in any representation or warranty of Seller shall be determined without regard to any materiality qualifications set forth in such representation or warranty, and all references to the terms "material", "materially", "materiality", "Material Adverse Effect" or any similar terms shall be ignored for purposes of determining whether such representation or warranty was true and correct when made.

SECTION 9.4 Limitations on Amount - Seller.

(a) Seller shall not be liable for Damages arising in connection with its indemnification obligations under Section 9.2 hereof until the amount of such Damages exceeds $100,000 in the aggregate. If the aggregate amount of such Damages exceeds $100,000, Seller shall be liable for all such Damages in excess of $100,000.

(b) Notwithstanding anything to the contrary contained herein, except for Damages based on, arising out of, resulting from, or relating to any breach of the representations and warranties contained in Section 3.2 (Capitalization), Section 3.16 (Environmental Matters), Section 3.18 (Brokers and Finders) or Section 3.24 (Disclosure)

(as it relates to the foregoing Sections), Seller shall have no liability for Damages under Section 9.2 in excess of $2,000,000 in the aggregate.

(c) Notwithstanding any other provision of this Agreement, for purposes of indemnification liability with respect to Damages based on, arising out of, resulting from, or relating to any breach of the representations and warranties contained in Section 3.19 (No Undisclosed Liabilities), or fraud on the part of Seller, there shall be no limit on the amount of Damages for which Seller may be liable.

(d) The limitations set forth in this Section 9.4 will not apply to any breach of any of Seller's representations and warranties herein (as modified by the Disclosure Schedule) or in any document contemplated hereby of which either Seller or the Company had Knowledge at anytime prior to the date on which such representation and warranty is made or any intentional or willful breach by either Seller or the Company of any covenant, agreement, undertaking or obligation, and Seller shall be liable for all Damages with respect to such breach or breaches.

SECTION 9.5 Limitations on Amount - Buyer.

(a) Buyer shall not be liable for Damages arising in connection with its indemnification obligations under Section 9.3 hereof until the amount of such Damages exceeds $100,000 in the aggregate. If the aggregate amount of such Damages exceeds $100,000, Buyer shall be liable for all such Damages in excess of $100,000.

(b) Notwithstanding anything to the contrary contained herein, Buyer shall have no liability for Damages under this Article IX in excess of $1,000,000 in the aggregate.

(c) The limitations set forth in this Section 9.5 will not apply to any breach of any of Buyer's representations and warranties of which Buyer had knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by Buyer of any covenant, agreement, undertaking or obligation, and Buyer shall be liable for all Damages with respect to such breach or breaches.

SECTION 9.6 Indemnity Regarding Vaschetto Agreement. Seller shall indemnify and hold harmless each Buyer Indemnified Party from and against, and shall reimburse each Buyer Indemnified Party for, any and all Damages incurred thereby or caused thereto, directly or indirectly, based on, arising out of, resulting from, relating to, or in connection with, the agreement, among Valentino Vaschetto, Valsoft Corp and Ad Authority Incorporated, dated June 2, 2005.

SECTION 9.7 Notice and Payment of Claims.

(a) Notice. The party entitled to indemnification pursuant to this Article IX (the "Indemnitee") shall notify the party liable for indemnification pursuant to this Article IX (the "Indemnifying Party") within a reasonable period of time after becoming aware of, and shall provide to the Indemnitee as soon as practicable thereafter all information and documentation necessary to support and verify, any Damages that the Indemnitee

shall have determined to have given or may give rise to a claim for indemnification hereunder, and the Indemnifying Party shall be given access to all books and records in the possession or under the control of the Indemnitee which the Indemnifying Party reasonably determines to be related to such claim. Notwithstanding the foregoing, the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any Liability that it may have to any Indemnitee, except to the extent that the Indemnifying Party demonstrates that it is prejudiced by the Indemnitee' s failure to give such notice.

(b) Payment. In the event an action for indemnification under this Article IX shall have been finally determined, such final determination shall be paid to Seller or Buyer, as the case may be, within two (2) Business Days in immediately available funds in U.S. dollars. An action, and the liability for and amount of Damages therefor, shall be deemed to be "finally determined" for purposes of this Article IX when the parties to such action have so determined by mutual agreement or, if disputed, when a final non-appealable Order shall have been entered.

(c) Interest. Any amounts not paid when due pursuant to this Article IX shall bear interest from the date thereof until the date paid at a rate equal to the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis.

SECTION 9.8 Procedure for Indemnification - Third Party Claims. Except with respect to indemnification for Taxes which is covered by Article VII:

(a) Upon receipt by an Indemnitee of notice of the commencement of any Action by a third party (a "Third Party Claim") against it, such Indemnitee shall, if a claim is to be made against an Indemnifying Party under this Article IX, give notice to the Indemnifying Party of the commencement of such Third Party Claim as soon as practicable, but in no event later than ten (10) days after the Indemnitee shall have been served, but the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any Liability that it may have to any Indemnitee, except to the extent that the Indemnifying Party demonstrates that the defense of such Third Party Claim is prejudiced by the Indemnitee's failure to give such notice.

(b) If a Third Party Claim is brought against an Indemnitee and it gives proper notice to the Indemnifying Party of the commencement of such Third Party Claim, the Indemnifying Party will be entitled to participate in such Third Party Claim (unless (i) the Indemnifying Party is also a party to such Third Party Claim and the Indemnitee provides the Indemnifying Party with written advice of outside counsel to the Indemnitee to the effect that there are or may be legal defenses available to the Indemnitee which are different from or additional to those available to the Indemnifying Party which, if the Indemnitee and the Indemnifying Party were to be represented by the same counsel, would constitute a conflict of interest for such counsel or prejudice the prosecution of the defenses available to such Indemnitee, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnitee of its financial capacity to defend such Third Party Claim and provide indemnification with respect to such Third Party Claim) and, to the extent that it elects to assume the defense of such Third Party Claim with counsel

satisfactory to the Indemnitee and provides notice to the Indemnitee of its election to assume the defense of such Third Party Claim, the Indemnifying Party shall not, as long as it legitimately conducts such defense, be liable to the Indemnitee under this Article IX for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim, in each case subsequently incurred by the Indemnitee in connection with the defense of such Third Party Claim, other than reasonable costs of investigation.

If the Indemnifying Party assumes the defense of a Third Party Claim, (i) it shall be conclusively established for purposes of this Agreement that the claims made in such Third Party Claim are within the scope of and subject to indemnification; (ii) no compromise, discharge or settlement of, or admission of Liability in connection with, such claims may be effected by the Indemnifying Party without the Indemnitee's written consent (which consent shall not be unreasonably withheld or delayed) unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnitee, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; (iii) the Indemnifying Party shall have no Liability with respect to any compromise or settlement of such claims effected without its written consent; and (iv) the Indemnitee shall cooperate in all reasonable respects with the Indemnifying Party in connection with such defense, and shall have the right to participate, at the Indemnitee's sole expense, in such defense, with counsel selected by it. If proper notice is given to an Indemnifying Party of the commencement of any Third Party Claim and the Indemnifying Party does not, within ten (10) days after the Indemnitee's notice is given, give notice to the Indemnitee of its election to assume the defense of such Third Party Claim (or if the Indemnitee is not entitled to assume such defense pursuant to the first paragraph of this subsection (b)), the Indemnifying Party shall be bound by any determination made in such Third Party Claim or any compromise or settlement effected by the Indemnitee, and the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel employed by the Indemnitee, which shall be promptly reimbursed for any such fees and expenses, as and when incurred.

(c) Notwithstanding the foregoing, if an Indemnitee determines in good faith that there is a reasonable probability that a Third Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it could be entitled to indemnification under this Agreement, the Indemnitee may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Third Party Claim.

SECTION 9.9 Tax Effect of Indemnification Payments. Seller and Purchaser agree that any payment made under Article IX hereof will be treated by the parties on their Tax returns as an adjustment to the Purchase Price.

SECTION 9.10 Remedies not Exclusive. The rights accorded to any Indemnitee hereunder shall be in addition to any rights that any Indemnitee may have at law or in equity, under foreign, federal and state securities Laws, by separate agreement or otherwise.

ARTICLE X

MISCELLANEOUS

SECTION 10.1 Assignments; Successors; No Third Party Rights. Neither party may assign any of its rights under this Agreement (including by merger or other operation of law) without the prior written consent of the other parties hereto (which may not be unreasonably withheld or delayed), and any purported assignment without such consent shall be void, except that Seller hereby agrees that Buyer may assign all of its rights and obligations under this Agreement to a Related Person of Buyer including to a OTCBB Company. Without limiting the foregoing, on or prior to the Closing Date, Buyer shall cause the OTCBB Company selected to consummate the Closing to sign an amendment or addendum to this Agreement providing that the OTCBB Company shall be bound by the terms and conditions herein as if it was an original party hereto in order that Seller may realize the benefits negotiated hereunder, which amendment or addendum shall be in form and substance reasonably acceptable to Buyer and Seller. Upon Buyer's sale, disposition or other transfer, in whole or in part, of the Business or assets or properties of the Company, Seller hereby agrees that Buyer may assign, in whole or in part, any of Buyer's indemnification rights related thereto set forth in Section 7.1 or Article IX hereof, without the consent of Seller. Subject to the foregoing, this Agreement and all of the provisions hereof shall apply to, be binding upon, and inure to the benefit of the parties hereto and their successors and permitted assigns and the parties indemnified pursuant to Article IX hereof. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision of this Agreement, other than any Person entitled to indemnity under Article IX hereof. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and any Person entitled to indemnity under Article IX hereof and their successors and permitted assigns.

SECTION 10.2 Entire Agreement. This Agreement, including the Disclosure Schedule and Exhibits hereto, the Ancillary Agreements and the other agreements and written understandings referred to herein, and the Confidentiality Agreement constitute the entire agreement and understanding and supersede all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto or by any director, officer, employee, agent, Related Person or Representative of any party hereto.

SECTION 10.3 Amendment or Modification. This Agreement may be amended or modified only by written instrument signed by all of the parties hereto.

SECTION 10.4 Notices. All notices, requests, instructions, claims, demands, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given on the date delivered by hand or by courier service such as Federal Express, or by other messenger (or, if delivery is refused, upon presentment) or upon electronic confirmation of a facsimile transmission, or upon delivery by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses:

(a) If to Buyer:

c/o Duncan Capital Partners, LLP
420 Lexington Avenue, Ste. 450
New York, New York 10155
Facsimile: (212) 581-5198
Attention: Michael Crow

With a copy (which copy shall not constitute notice) to:

Greenberg Traurig, LLP
Met Life Building
200 Park Avenue
New York, New York 10166
Facsimile: (212) 801-6400
Attention: Robert H. Cohen, Esq.

(b) If to Seller:

Iakona, Inc.
906 West Lewis
San Diego, CA 92103
Attention: Jason J. Kulpa

With a copy (which copy shall not constitute notice) to:

Rutter Hobbs & Davidoff Incorporated
1901 Avenue of the Stars, Suite 1700
Los Angeles, California 90067
Facsimile: (310) 286-1728
Attention: Andrew M. Apfelberg, Esq.

or to such other persons or addresses as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

SECTION 10.5 GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

SECTION 10.6 CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

(a) THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.4 HEREOF OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(b) EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY DOCUMENT REFERRED TO IN THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

SECTION 10.7 Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or provisions or the remaining provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless such a construction would be unreasonable.

SECTION 10.8 Waiver of Conditions.

(a) To the extent permitted by applicable Law: (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(b) The rights and remedies of the parties hereto are cumulative and not alternative. Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a party to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

SECTION 10.9 Actions of the Company. Whenever this Agreement requires the Company to take any action, such requirement shall be deemed to involve, with respect to actions to be taken at or prior to the Closing, an undertaking on the part of Seller to cause the Company to take such action.

SECTION 10.10 Descriptive Headings; Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning, construction or interpretation of, this Agreement. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

SECTION 10.11 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

SECTION 10.12 Knowledge. When references are made in this agreement of information being "to the knowledge of Seller or the Company" or similar language, such knowledge shall refer to the knowledge of the officers of Seller and the Company set forth in Schedule 10.12 of the Disclosure Schedule. Such individuals shall be deemed to have "knowledge" of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

SECTION 10.13 Time is of the Essence. Time is of the essence in respect to all provisions of this Agreement that specify a time for performance; provided, however, that the foregoing shall not be construed to limit or deprive a party of the benefits of any grace or use period allowed in this Agreement.

SECTION 10.14 Definitions. The following terms have the meaning set forth in the sections set forth below:

Defined Terms	Location of Definition
Actions	§3.8(a)
Agreement	Introduction
Ancillary Agreement	§2.2(e)
Applicable Contract	§3.5(c)
Benefit Plans	§3.10(b)
Business	Recitals
Business Day	§1.3(a)
Buyer	Introduction
Buyer Indemnified Persons	§9.2
Closing	§2.1
Closing Date	§2.1
Code	§3.9(n)
Common Stock	Recitals
Company	Recitals
Company's Organizational Documents	§3.1(b)
Confidentiality Agreement	§8.2
Consents	§3.4
Contract	§3.5(c)
Copyrights	§3.20(a)(iii)
Damages	§9.2
Determination Date	§3.6(c)
Duncan Capital	Introduction
Environmental Law	§3.17(b)
Escrow Agreement	Recitals
Filings	§3.4
Financial Statements	§3.6(a)
GAAP	§3.6(b)
Governmental Authorization	§3.5

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers duly authorized as of the date first written above.

IAKONA, INC.

By______________________________
Name:
Title: CEO

____
JASON KULPA

ALL AD ACQUISITION INC.

By______________________________
Name:
Title:

For purposes of Section 9.3 only,

DUNCAN CAPITAL PARTNERS LLC

By______________________________
Name:
Title:

EXHIBIT A

FORM OF ESCROW AGREEMENT

EXHIBIT B

FORM OF EMPLOYMENT AGREEMENT, ETC., FOR JASON KULPA

EXHIBIT C

SPECIFIED EMPLOYEES

Ben Martin

William Huff

Jake Vale

Touvan Sugiarto

Tony Piretti

Cassidy Symons

Ryan Borton

EXHIBIT D

FORM OF NON-COMPETE AND NON-SOLICITATION AGREEMENT, ETC.

EXHIBIT E

REDEMPTION OF STOCK OPTIONS AND SARs

Name		
Ben Martin		$280,000
William Huff		160,000
Jake Vale		160,000
Touvan Sugiarto		50,000
Tony Piretti		22,500
Cassidy Symons		22,500
Ryan Borton		5,000
Ken Potashner		0[1]
	Total	$700,000

[1] Consideration for redemption included in fee contemplated on Schedule 3.18 of the Disclosure Schedule.

238559426v12

EXHIBIT F

FORM OF INVESTOR RIGHTS AGREEMENT